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                                EXHIBIT 10(C)(6)
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                                         September 9, 1992

Mr. Theodore R. Tetzlaff
Jenner & Block
One IBM Plaza
Chicago, IL 60611

Dear Ted,

  As you know, on September 1, 1991, you and Jenner & Block were engaged by Walter W. Sapp, the General Counsel of Tenneco, Inc., to represent Tenneco and its subsidiaries and affiliates ("Tenneco"). In addition, effective July 1, 1992, the Board of Directors of Tenneco designated you to serve as General Counsel of Tenneco. I am writing to confirm our understanding of certain terms concerning Jenner & Block's representation of Tenneco and your service as General Counsel.

  Tenneco's Board of Directors has appointed you General Counsel with the understanding that during your tenure as General Counsel you will continue to be a partner of Jenner & Block, to reside in Chicago, and to engage in the practice of law with that firm. You have agreed to devote whatever time is necessary to attend to your professional responsibilities as General Counsel of Tenneco, and Tenneco agrees to pay you $300,000 per year for your service as General Counsel. Tenneco will pay for your travel to Houston as well as travel and other expenses you incur on behalf of Tenneco.

  As an officer of Tenneco, you are also eligible to participate in those benefit plans or programs which are generally available to the other senior officers of Tenneco. It is Tenneco's understanding that Jenner & Block has agreed that Tenneco may pay this compensation and extend these benefits to you to be retained for your personal benefit.

  You have advised me that during your tenure as General Counsel of Tenneco you will not receive from Jenner & Block any part of the fees paid by Tenneco to Jenner & Block, and that Jenner & Block agrees to take appropriate action to exclude you from participating in the distribution of those fees paid by Tenneco.


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[LOGO OF TENNECO APPEARS HERE]

Mr. Theodore R. Tetzlaff
September 9, 1992
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  Also, Jenner & Block agrees that it will not bill Tenneco for your professional services rendered after July 1, 1992. It is Tenneco's understanding that Jenner & Block will render professional services in accordance with the terms contained in the letter dated April 13, 1992, from Tenneco confirming Jenner & Block's engagement. Tenneco understands that Jenner & Block will bill for other members of the firm in accordance with Jenner & Block's regular hourly rates or as otherwise agreed upon by Jenner & Block and the Deputy General Counsels of Tenneco or other members of Tenneco's Office of General Counsel responsible for requesting or monitoring those services.

  If I have accurately reflected our understanding, I would appreciate it if you and Jenner & Block would kindly acknowledge one copy of this letter.

                                       Sincerely,


                                       Dana G. Mead,
                                       President

AGREED:



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Theodore R. Tetzlaff


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Jenner & Block

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